Exhibit 10.6
Dear Melody:

As we have discussed, your employment with NeoGenomics, Inc. (the “Company”) is coming to an end, effective as of June 1, 2025, (the “Separation Date”). The purpose of this letter agreement (this “Agreement”) is to confirm the terms concerning your separation from employment and to outline your continuing obligations to the Company, including the restrictive covenants contained in Section 6 and the cooperation provision contained in Section 8 of this Agreement. Capitalized terms not defined in this Agreement will have the respective meanings ascribed to them in the Employment Agreement by and between you and the Company, dated as of November 14, 2022, amended on May 12, 2023 and further amended on April 29, 2024 (the “Employment Agreement”), attached hereto as Exhibit A. You acknowledge and agree that you may not sign this Agreement prior to the Separation Date.

1.Final Compensation. You will receive, on or before the Company’s next regular payday following the Separation Date, any base salary for the final payroll period of your employment with the Company, through the Separation Date. You will receive the payment described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.Resignations. Effective as of the Separation Date, you will cease being employed as the Chief Operating Officer, and President Informatics of NeoGenomics Laboratories, Inc. Effective as of the Separation Date, you also resign, and hereby will be deemed to have resigned, from any and all positions and offices that you hold with the Company or any of its affiliates (“Affiliates”), without any further action required (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date. You agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.
3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and the Continuing Obligations (as defined in Section 6(a) below), and in full consideration of any rights you may have under the Employment Agreement, but in all cases subject to this Agreement becoming effective in accordance with the terms hereof:

(a)The Company will pay you your base salary (which, as of the Separation Date, is $595,000 per year) for a period of twelve (12) months following the Separation Date (such base salary payments, the “Severance Payments” and such twelve (12)-month period, the “Severance Period”). The Severance Payments will be made in accordance with the Company’s regular payroll practices, with the first payment (i) to be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Separation Date, and (ii) to be retroactive to the day following the Separation Date.

Exhibit 10.6

(b)The Company will pay you an amount equal to $357,000, which represents one (1) times the Target Bonus (based on your Target Bonus as of the date immediately prior to the Separation Date) (the “Bonus Severance”). The Bonus Severance will be payable in one lump sum payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Separation Date.
(c)Provided that you timely elect to continue your coverage and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law (“COBRA”), the Company will at your election pay directly for, or pay you a monthly amount equal to one hundred percent (100%) of monthly COBRA premiums, together with the two percent (2%) administration fee, until the earliest of (i) the end of the Severance Period, (ii) the date you and your eligible dependents cease to be eligible for such coverage under applicable law or plan terms, or (iii) the date that you obtain health coverage from another employer (the “Health Continuation Benefits”). The Health Continuation Benefits will be made on a monthly basis in accordance with the Company’s regular payroll practices, with the first payment (i) to be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Separation Date, and (ii) to be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits, as described in this Section 3(c) would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

(d)With respect to any outstanding Company equity-based awards the vesting of which is based solely on continued employment or service with the Company (each such award, a “Time-Based Equity Award”1), the portion of each Time-Based Equity Award that would have vested by its terms in the twelve (12)-month period following the Separation Date had you remained continuously employed will become vested as of the Separation Date (the “Equity Acceleration”). The Time-Based Equity Awards shall otherwise be governed by the terms and conditions of the Company’s Amended and Restated Equity Plan and the award agreements governing such awards (the “Equity Documents”). You acknowledge and agree that
(i) all unvested equity-based awards as of the Separation Date, other than the Time-Based Equity Awards subject to the Equity Acceleration, will automatically and without any action on the part of you or the Company, be forfeited for no consideration; and (ii) any vested equity-based awards retained by you following the Separation Date will remain subject to the terms and conditions set forth in the Equity Documents, including without limitation, the forfeiture provisions set forth therein. Notwithstanding the above in accordance with the Employment Agreement you have 12 months from the Separation Date to exercise your vested equity. You acknowledge and accept as valid consideration that the Company has extended your planned Separation date from April 1, 2025 until June 1, 2025 for your agreement to not transact in any of the Company’s securities for a period of 6 months from the Separation Date. A summary of certain vesting dates of the Time Based Equity Awards is attached hereto as Exhibit C.

Exhibit 10.6

For the avoidance of doubt, in no event shall you be entitled to the payments and benefits under this Section 3 if this Agreement does not become effective in accordance with its terms.

4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Sections 1 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company, under the Employment Agreement, or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided under this Agreement, no further compensation or benefits (including any equity or equity-based compensation) are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company hereunder will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Expenses, and Indemnification.
(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA, your participation in all employee benefit plans of the Company end as of the Separation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.
(b)Within sixty (60) days following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses pursuant to its regular business practice.

6.Continuing Obligations, Transition Assistance, Non-Disparagement and Non- Competition.
(a)You acknowledge that you will continue to be bound by your obligations under any employment or other agreement concerning confidentiality, non-solicitation, protection of trade secrets, assignment of rights to intellectual property, and other similar restrictive covenants by and between you and the Company or any of its Affiliates, including but not limited to the Employment Agreement and the Non-Competition, Non Solicitation, and Non- Disclosure Agreement Agreement by and between you and the Company dated December 5, 2022, which is attached hereto as Exhibit B, and any other written agreement by and between you and the Company or any of its Affiliates that survives the termination of your employment by necessary implication or the terms thereof (all of the foregoing, together with the other obligations set forth in Section 6 and Section 8 of this Agreement, collectively, the “Continuing Obligations”). The obligation of the Company to make payments to you or provide you with benefits under Section 3 of this Agreement, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

Exhibit 10.6

(b)Without limiting your obligations under Section 6(c), you agree to help facilitate a smooth transition of your duties and responsibilities to any Company designees, including without limitation by (i) directing representatives of the Company and its Affiliates to files and information as requested, (ii) returning all property of the Company and its Affiliates and providing passwords to systems and protected information in accordance with Section 7 of this Agreement and (iii) being reasonably available during the Severance Period to respond to questions and requests for information from representatives of the Company and its Affiliates as well as to provide transition services, as reasonably requested by the Company, from time to time.

(c)Subject to the second sentence of Section 8(b) of this Agreement, you agree that you will not disparage the Company or any of its Affiliates, or any of their respective management, products or services and will not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or otherwise harm the business interests or reputation of the Company. Nothing in this Section shall preclude you or the Company from making truthful statements that are reasonably necessary to (i) comply with applicable law, regulation or legal process or (ii) defend or enforce your or its, as applicable, rights under this Agreement.

7.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone- related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company has ended on the Separation Date, you acknowledge that you have not, following the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.General Release and Waiver of Claims.

(a)In exchange for the severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in

Exhibit 10.6
any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and you hereby waive, any and all such Claims. Notwithstanding the foregoing, “Claims” does not include any claims (i) for enforcement of this Agreement, (ii) for workers’ compensation benefits under the Florida Workers’ Compensation Act, (iii) for unemployment benefits, (iv) for indemnification and/or defense pursuant to the terms of the Company’s organizational and corporate documents, liability insurance policies or applicable law, (v) pursuant to COBRA, or (vi) that cannot be released as a matter of law.

(b)Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by you or by anyone else on your behalf; provided, further, however, that you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)This Agreement, including the general release and waiver of claims set forth in this Section 9, creates legally binding obligations. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one
(21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.Miscellaneous.
(a)This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the Employment Agreement, and excluding only the Equity Documents, the Continuing Obligations, and the Indemnification Agreement, all of which shall remain in full force and effect in accordance with their terms.

Exhibit 10.6

(b)If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide payments or benefits to you pursuant to Section 3 of this Agreement if all or part of the general release in Section 8 of this Agreement is held to be invalid or unenforceable.

(c)This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company. No breach of this Agreement shall be deemed to be waived unless agreed to in writing by the non-breaching party. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)Your right to payment or reimbursement under this Agreement shall be subject to the following rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(e)This is a State of Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You consent to personal jurisdiction and venue of the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between you and the Company and its Affiliates. Except as provided in the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (Exhibit B), any and all controversies and disputes between you and

Exhibit 10.6

the Company arising from this Agreement or regarding any matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Employment Arbitration Rules and Mediation Procedures. Any arbitration action brought pursuant to this 10(d) shall be heard in Fort Myers, Lee County, Florida.
(f)This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

[Signature page immediately follows.]

Exhibit 10.6

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it, and in no event prior to the Separation Date. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely, NEOGENOMICS, INC.

By: /s/ Gary Passman         Name: Gary Passman
Title: Chief Culture Officer

Accepted and agreed:

Signature:    /s/ Melody Harris     Melody Harris

Date:    April 27, 2025

Exhibit 10.6

Exhibit A [Employment Agreement]

Exhibit 10.6

Exhibit B
[Non-Competition, Non-Solicitation and Non-Disclosure Agreement]

Exhibit 10.6

EXHIBIT C
[M.H. Vesting Schedule]